Exhibit 10.5

KLOX TECHNOLOGIES INC.

[Name of Officer or Director]

[Address]

INDEMNIFICATION AGREEMENT

In consideration of your service or continued service in any of the following capacities:

•	as a director or officer of KLOX Technologies Inc. (the “Corporation”), or

•	as a director or officer (or another position of similar capacity) of any other entity (an “Other Entity”) to the extent that you are serving in such capacity at the request of the Corporation,

such capacities referred to herein as the “Indemnified Capacities”, the Corporation, with full power and authority to grant an indemnity valid and binding upon and enforceable against it in accordance with the terms hereinafter contained, hereby agrees to indemnify and hold you harmless to the full extent permitted by law, except as otherwise contemplated by this agreement.

ARTICLE 1

SCOPE OF INDEMNITY

1.1	The Corporation shall indemnify and hold you harmless for the full amount of any Cost reasonably incurred by you in connection with any Proceeding that may be made, asserted or threatened against or affecting you or in which you are required by law to participate or in which you participate at the request of the Corporation or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, in any case whether or not you have been named, so long as you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe your conduct was unlawful (an “Indemnified Claim”). The Corporation shall also indemnify and hold you harmless for the full amount of any other Cost reasonably incurred by you or to which you are subject if it relates to an Indemnified Claim. Any amount that the Corporation is obliged to pay pursuant hereto is referred to as an “Indemnified Amount”.

1.2	Except to the extent such Costs are paid by an Other Entity, the Corporation shall pay or reimburse you for reasonable travel, lodging or accommodation costs, charges or expenses paid or incurred by you in carrying out your duties in any Indemnified Capacity, whether or not incurred in connection with any Proceeding and, if you are (i) no longer employed by the Corporation or any Other Entity, (ii) no longer acting in an Indemnified Capacity and (iii) required to testify, prepare for, provide evidence in or instruct and receive the advice of counsel in connection with any Proceeding, payment for doing so at a rate of $200 per hour.

1.3	The Corporation agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this agreement or its engagement pursuant hereto

1.4	For the purposes of this agreement:

(a)	“Cost” means all injury, liability, loss, damage, charge, cost, expense, fine or settlement amount whatsoever which you may reasonably incur, suffer or be required to pay (including, without limitation, all legal and other professional fees as well as all out-of-pocket expenses for attending discoveries, trials, hearings and meetings);

(b)	“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or you in any matter material to either such party (other than with respect to matters concerning you under this agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or you in an action to determine your rights under this agreement; and

(c)	“Proceeding” means any claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative, investigative or otherwise.

ARTICLE 2

PROCEDURE FOR MAKING A CLAIM

If you wish to make any claim for payment of an Indemnified Amount to you by the Corporation hereunder, you shall deliver a written notice of such claim for payment to the Corporation, together with reasonable details and supporting documentation with respect to such claim (such written notice referred to herein as an “Indemnification Notice”). The Corporation shall pay all Indemnified Amounts arising in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than 30 days after the date on which you deliver any invoice or account on account of any such Indemnified Amount to the Corporation.

ARTICLE 3

NOTICE OF CLAIM

3.1	Notice to Corporation; Procedures for Indemnification

(a)	If you become aware of any Indemnified Claim or reasonably expect that an Indemnified Claim will be made, you will give the Corporation notice in writing promptly of such Indemnified Claim or potential Indemnified Claim. Failure by you to notify the Corporation of any Indemnified Claim shall not relieve the Corporation from liability under this agreement except to the extent that the failure materially prejudices the Corporation or any Other Entity.

(b)	Upon written request by you for indemnification pursuant to Section 3.1(a) hereof, a determination with respect to your entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the board of directors of the Corporation: (i) unless an Acquisition Transaction has occurred: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the board of directors of the Corporation, a copy of which shall be delivered to you, or (4) if so directed by the board of directors of the Corporation, by the stockholders of the Corporation; and (ii) if an Acquisition Transaction has occurred, then by Independent Counsel in a written opinion to the board of directors of the Corporation, a copy of which shall be delivered to you. For purposes hereof, “Disinterested Directors” are those members of the board of directors of the Corporation who are not parties to the action, suit or proceeding in respect of which indemnification is sought by you.

3.2	Notice to Director or Officer

If the Corporation becomes aware of any Indemnified Claim or reasonably expects that an Indemnified Claim will be made, the Corporation will give you notice in writing promptly of such Indemnified Claim or potential Indemnified Claim.

ARTICLE 4

DEFENCE OF ACTION

4.1	By the Corporation

The Corporation shall at its expense and in a timely manner contest and defend against any Indemnified Claim by retaining counsel who is reasonably satisfactory to you and take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals as counsel to the Corporation may advise are likely to succeed in the circumstances. In this regard, the Corporation will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation shall not agree to any settlement or compromise on your behalf without your written consent, which consent may not be unreasonably withheld or delayed.

4.2	By a Director or Officer

Notwithstanding Section 4.1 hereof, you will be entitled to assume carriage of your own defence relating to any Indemnified Claim (and for greater certainty, the full amount of reasonable expense you incur in connection with such defence shall be an Indemnified Amount) if:

(a)	the Corporation does not in a timely manner:

(i)	undertake appropriate action in respect to a written notice delivered pursuant to Article 3; or

(ii)	take such legal steps as may be from time to time as, in the reasonable opinion of your counsel may be required to properly defend against any such claim; or

(b)	in the reasonable opinion of your counsel, your interests in respect of the relevant matter may conflict with the interests of the Corporation in respect of such matter or with the interests of any other director or officer of the Corporation in respect of whose defence the Corporation has carriage.

ARTICLE 5

FORMER DIRECTORS AND OFFICERS

5.1	You shall continue to be entitled to indemnification hereunder, even though you may no longer be acting in an Indemnified Capacity.

5.2	You and your advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which you acted in an Indemnified Capacity which are under the Corporation’s control or may reasonably be obtained by the Corporation and which may be reasonably necessary in order to defend yourself against any Proceeding that relates to, arises from or is based on your service in an Indemnified Capacity, provided that you shall maintain all such information, to the extent it is confidential, in strictest confidence except to the extent necessary for your defence or participation in any Proceeding. This paragraph 5(b) shall not apply where the Proceeding is initiated against you by the Corporation or any of its subsidiaries; provided this sentence shall in no way limit any production or disclosure to which you may otherwise be entitled.

ARTICLE 6

NO OBLIGATION TO PAY INDEMNITIES PROHIBITED BY LAW

6.1	The Corporation shall have no obligation to pay any Indemnified Amount hereunder if the payment of such amount is determined by a court of competent jurisdiction to be prohibited under the provisions of the law governing the Corporation.

6.2	If the Corporation pays an Indemnified Amount that it is prohibited from paying by law, then such amount shall be deemed to have been a loan by the Corporation to you and upon written request by the Corporation, you shall repay such amounts to the Corporation.

ARTICLE 7

COURT APPROVAL

7.1	If the Corporation is required to obtain the approval of the court in order to pay any Indemnified Amount, the Corporation shall seek, and use all reasonable efforts to obtain, such approval forthwith upon demand by you for indemnification.

7.2	It is the intention of the Corporation to advance amounts under this indemnity prior to the resolution of the merits of any Proceeding, including, without limitation, in circumstances in which any shareholder causes the Corporation to commence any action against you.

7.3	In the event of a dispute under this agreement, the Corporation shall apply to the court to approve a payment under this agreement forthwith upon receiving a written request from you to do so.

ARTICLE 8

INSURANCE

8.1	The Corporation shall pay all premiums payable under, and will advise you promptly after it becomes aware of any material change in or withdrawal or lapse in, coverage of any insurance policy of the Corporation’s existing directors and officers, details of any claim made under such a policy and the triggering of any extended reporting period applicable to any such policy.

8.2	In the event any insurance policy is discontinued for any reason, or in the event of any merger, amalgamation, take-over bid, arrangement, recapitalization, consolidation, liquidation, wind-up, dissolution, share exchange, material sale of assets or similar transaction in respect of the Corporation (an “Acquisition Transaction”), the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of six years after such discontinuance or Acquisition Transaction, as the case may be, insurance for your benefit on a “run-off” basis, on such terms as the Corporation then maintains in existence for its directors and officers, to the fullest extent permitted by law.

8.3	Following your ceasing to be a director or officer of the Corporation, the Corporation shall continue to purchase and maintain directors’ and officers’ liability insurance, for your benefit and your heirs and legal representatives, such that your insurance coverage is, at all times, the same as any insurance coverage the Corporation purchases and maintains for the benefit of its then current directors and officers, from time to time.

8.4	If for any reason whatsoever, any directors’ and officer’s liability insurer asserts that you are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased or maintained by the Corporation for your benefit and the benefit of your heirs and legal representatives, the Corporation shall pay the deductible for and on your behalf.

ARTICLE 9

ENUREMENT

This indemnity and the benefit of the obligations of the undersigned hereunder shall inure to the benefit of you, your heirs, estate, executors and administrators and shall be binding upon the Corporation’s successors and assigns.

ARTICLE 10

AMENDMENTS

No amendment, supplement, modification or waiver or termination of this agreement, and unless otherwise specified, no consent or approval, is binding unless executed in writing. Your rights under this agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditors’ proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

ARTICLE 11

PREVIOUS INDEMNITIES

This indemnity supersedes and replaces all prior indemnities entered into between the Corporation or any Other Entity and you with respect to the subject matter of this indemnity, provided however, that nothing in this provision shall operate to restrict in any way any indemnity to which you are entitled under the Corporation’s by-laws or otherwise at law.

ARTICLE 12

JURISDICTION

The courts of the Province of Québec, Canada shall have exclusive jurisdiction with respect to all matters dealing with the enforcement of or otherwise arising out of or in connection with this indemnity, and by accepting and relying hereon you expressly and irrevocably submit and attorn to the exclusive jurisdiction of, and irrevocably agree to be bound by a judgment of, any such court relating to all such matters.

ARTICLE 13

FURTHER ASSURANCES

You and the Corporation shall, with reasonable diligence, do all things and execute and deliver all such further documents or instruments as may be necessary or desirable for the purpose of assuring and conferring on you the rights created or intended by this agreement and giving effect to and carrying out intention or facilitating the performance of the terms of this agreement.

ARTICLE 14

GOVERNING LAW

This indemnity shall in all respects be governed by and construed in accordance with the laws of the Province of Québec, Canada, and all disputes, claims or matters arising out of or under it shall be governed by such laws.

DATED this [—]th day of [—], 2015.

KLOX TECHNOLOGIES INC.

Per :	Name : Title :

The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

[NAME OF DIRECTOR/OFFICER]